Exhibit 10.1

1167 Massachusetts Ave., Arlington, MA 02476	• Tel 781.996.5252	• Fax 781.642.0399	• www.kalarx.com

Via DocuSign: [Insert email]

April [_], 2025

[Insert Name]

[Insert Address]

Re: Retention Agreement

Dear [Insert Name]:

As we have discussed, KALA BIO, Inc. (the “Company”) recognizes and appreciates the contributions you have made to the Company during your employment and wants you to remain committed and focused on delivering your goals and objectives while the Company awaits the results of its CHASE clinical trial of KPI-012, expected in the third quarter of 2025. Accordingly, the Company is offering you a Retention Bonus (as defined below), subject to the terms and conditions set forth below.

Please review this Retention Agreement (the “Agreement”) and let me know if you have any questions. Otherwise, please sign where indicated below to acknowledge your receipt of this Agreement and your acceptance of its terms, no later than Wednesday, April 9, 2025 at 5 pm EST. Provided you timely sign and return this Agreement, it shall become effective as of April 10, 2025 (the “Effective Date”).

1.	Retention Bonus. Following the Effective Date and no later than April 18, 2025, you will be advanced a one-time bonus of [$___], less all applicable taxes and withholdings (the “Retention Bonus”). If, prior to the earlier of (i) September 30, 2025 and (ii) the public announcement of topline data from the CHASE clinical trial of KPI-012, you resign from employment for any reason or the Company terminates your employment for Cause (as defined in the Employment Agreement between you and the Company dated [DATE]), you hereby agree that you will, upon the Company’s written demand in its sole discretion at your address set forth above or such other address as you may hereafter provide to the Company in writing, and within thirty (30) days following the later of (i) the delivery of such demand and (ii) your last day of employment with the Company, repay to the Company the gross amount of the Retention Bonus.

2.	Entire Agreement. This letter agreement forms the complete and exclusive statement of terms between you and the Company relating to your eligibility to receive a retention bonus, and supersedes any other offers, agreements or promises made to you by anyone, whether oral or written, related to the matters addressed herein.

3.	At-Will Employment; No Superseding Effect. This Agreement shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without Cause or notice. Nothing in this Agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This Agreement shall supplement the terms and conditions of your employment with the Company and shall not supersede any prior written agreements relating to the terms of your employment, including your Employment Agreement.

4.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of law provisions. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court in the Commonwealth of Massachusetts (or, if appropriate, a federal court located therein), and you consent to the jurisdiction of such a court. You hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

The Company looks forward to continuing to work closely with you as we move forward. Please sign where indicated below to acknowledge your receipt of this Agreement and your acceptance of all of its terms and conditions.

Sincerely,

By:
Mary Reumuth
Chief Financial Officer

I acknowledge that I have read, understand and agree with the terms set forth herein:

Please sign Agreement no later than Wednesday, April 9, 2025 at 5 pm EST.

Signature	Date